Exhibit 99.1

NEWS RELEASE

MRV REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

Chatsworth, CA — April 24, 2003 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of unlimited connectivity solutions for scalable networks and optical components, today reported its financial results for the first quarter ended March 31, 2003.

Net loss for the first quarter of 2003 was $6.4 million, or $0.06 per share, compared to a net loss of $17.4 million, or $0.18 per share for the prior quarter, and a net loss of $326.4 million, or $3.85 per share, for the first quarter of 2002. Revenues for the first quarter of 2003 were $51.1 million compared to $67.7 million for the prior quarter, and $62.4 million for the first quarter last year.

Outlook

The Company expects growth in revenues within the range of $57 million to $59 million for the second quarter.

Noam Lotan, MRV’s president and CEO, commented, “We are very pleased with our improvements in the bottom line. We expect additional savings to be realized over the next two quarters, as we continue to transition the Company towards break-even and profitability.”

Mr. Lotan continued, “MRV has a compelling new product launch scheduled this quarter, adding significant optical capabilities to the breadth of its networking products. These are physical layer connectivity solutions with integrated, pluggable fiber optic technology. We believe that MRV will be the only vendor to provide a physical layer connectivity solution with integrated fiber optic technology. The new family, part of our Fiber Driver® product line, provides high density solutions for applications such as: media conversion, distance extension, CWDM networks, digital video multicasting, SANs, network reconfiguration, self healing and more. Significant additions to our OptiSwitch® and LX remote presence are also expected this quarter.”

Mr. Lotan continued, “Many customers today demand integration and refuse to accept piece parts that aren’t configured to work together. They are demanding practical solutions, not ‘feeds and speeds’. Accordingly, MRV continues to strengthen its system integration and distribution capabilities to further expand and reach key customers. We sell and market our products with other products manufactured by third-party vendors, supplied as part of network system integration and distribution services. Partnering with other vendors in certain areas helps sustain revenues and provides growth opportunities beyond our own product line. This strategy has helped us weather the current industry slowdown. When the networking industry picks up, our new product launch, together with the network integration activity, will be the cornerstone for our growth.”

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. The forward-looking statements in this press release are subject to a number of risks and uncertainties, including the strength of the overall economy and the high-technology market in particular, competition, continued demand for Internet related equipment and acceptance of MRV’s current and future products, as well as potential order cancellations. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q available free of charge from MRV at www.mrv.com or from the SEC at www.sec.gov. MRV Communications, Inc. assumes no obligation to update the forward-looking statements contained in this press release.

About MRV Communications, Inc.

Founded in 1988, MRV Communications, Inc. is a world-class provider of unlimited connectivity solutions for networks that scale in size, speed, distance and complexity. Our scalable network solutions include metro and last-mile Ethernet, Free Space Optics (FSO), Optical Transport and Remote Presence Management. MRV markets its products in more than 50 countries to service providers and enterprise customers. Luminent, a wholly owned subsidiary of MRV Communications, Inc., is an established leader of long-wavelength transceivers, FTTX, and CWDM components. For more information, call MRV at 818/773-0900 or visit www.mrv.com and www.luminent.com.

Simultaneous Webcast and Teleconference Information

MRV Communications, Inc. will host a teleconference at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on Thursday, April 24, 2003 to discuss first quarter 2003 results. To participate via telephone, the dial-in number is 617-847-3007, access code 460343. Please call ten minutes prior to the scheduled conference call time. For live Webcasting, please go to the MRV Web site at www.mrv.com.

The conference call will be archived on the MRV Web site. A replay will be accessible by telephone after 8:00 p.m. Eastern/5:00 p.m. Pacific on April 24, 2003 through 8:00 pm Eastern Time, April 26, 2003. To replay the call, dial 617-801-6888 using the access code 646202.

Media/Investor Relations Contact

     Diana L. Hayden, 818-886-6782, ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended

	March 31,	March 31,
	2003	2002

	(Unaudited)
Net revenue	$51,117	$62,418
Cost of goods sold	36,514	43,105

Gross profit	14,603	19,313
Operating costs and expenses:
Product development and engineering	8,736	15,620
Selling, general and administrative	11,905	23,539
Amortization of intangibles	13	28

Total operating costs and expenses	20,654	39,187

Operating loss	(6,051)	(19,874)
Other income (expense), net	41	(9,878)

Loss before minority interest, provision for taxes and cumulative effect of an accounting change	(6,010)	(29,752)
Minority interest	(38)	105
Provision for taxes	428	186

Loss before cumulative effect of an accounting change	(6,400)	(30,043)
Cumulative effect of an accounting change	—	(296,355)

Net loss	$(6,400)	$(326,398)

Earnings per share:
Basic and diluted loss per share:
Loss before cumulative effect of an accounting change	$(0.06)	$(0.35)
Cumulative effect of an accounting change	$—	$(3.50)
Net loss	$(0.06)	$(3.85)
Weighted average number of shares:
Basic and diluted	98,930	84,789

MRV Communications, Inc.

Balance Sheets

(In thousands)

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$95,543	$100,618
Short-term marketable securities	4,644	11,738
Time deposits	2,441	2,789
Accounts receivable, net	48,490	50,965
Inventories	41,044	32,695
Other current assets	9,244	11,283

Total current assets	201,406	210,088
Property and equipment, net	32,596	35,169
Goodwill	29,740	29,740
Intangibles	122	135
Long-term marketable securities	1,471	1,447
Deferred income taxes	3,445	2,637
Investments	3,063	3,063
Other assets	2,267	2,524

	$274,110	$284,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5,548	$7,393
Convertible subordinated notes	31,893	32,418
Accounts payable	47,801	41,308
Accrued liabilities	27,364	31,542
Deferred revenue	4,063	3,950
Other current liabilities	2,660	2,289

Total current liabilities	119,329	118,900
Long-term debt	330	390
Other long-term liabilities	4,016	3,666
Minority interest	7,333	7,371
Commitments and contingencies
Stockholders’ equity	143,102	154,476

	$274,110	$284,803

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